Exhibit 99.2

210 Route 4 East
Paramus, NJ 07652

FOR IMMEDIATE RELEASE — February 1, 2007

Vornado submits binding offer to buy Equity Office
Properties for $56.00 per share in cash and stock plus
dividends accrued from December 29, 2006 to closing

PARAMUS, NEW JERSEY — Vornado Realty Trust (NYSE: VNO) today announced that it submitted a binding offer to acquire Equity Office Properties Trust (NYSE: EOP) for $56.00 per share (plus dividends to the closing).

The offer allows EOP to continue to pay its regular quarterly dividends at the rate of $0.33 per share and includes in the merger consideration pro rata dividends to the closing.

Under the offer, each EOP share would convert into (a) $31.00 in cash (plus pro rata dividends to the closing) and (b) Vornado common shares having a value (based on an average price during a period prior to closing) equal to $25.00, except that the fraction of a Vornado common share that will be issued per EOP share will not be less than .1852 nor more than .2174.  This formulation assures that the overall value of the package remains $56.00 (plus dividends to the closing) as long as the Vornado price remains between $115 per share and $135 per share.

The offer would allow EOP unitholders to exchange their units for the same package of cash and Vornado common shares that would be paid to EOP shareholders.  Each unit that is not exchanged would roll over into Vornado Realty L.P. Class A Units.

Vornado is in discussions to sell up to approximately $10 billion of EOP assets at closing to Starwood Capital and Walton Street Capital, and to sell an additional approximately $10 billion of EOP assets within the first year after closing.  Furthermore, Vornado also expects to sell or co-venture other selected assets of the combined portfolio.

Vornado expects the acquisition to be accretive to Funds From Operations per share beginning in 2008.

The combination of Vornado’s existing portfolio and the assets it would retain from EOP would create preeminent positions in the New York City, Washington, Boston, San Francisco and Los Angeles markets.

As previously disclosed, an affiliate of Blackstone has agreed to acquire EOP.  There can be no assurance that EOP will be willing to terminate its agreement with Blackstone and enter into a merger agreement with Vornado, and if EOP does enter into such a merger agreement there can be no assurance about the terms of that agreement.  In addition, any agreement that EOP enters into with Vornado will be subject to a variety of conditions, and there can be no assurance that the acquisition will close.  Also, there can be no assurance that Vornado will be able to sell the assets it plans to sell within its expected timeframe or as to the prices it will receive for the assets it does sell.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vornado to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs of financing commitments and general competitive factors.  More detailed information about these risks, uncertainties and other factors is set forth in Vornado’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006.  Risks and uncertainties relating to the proposed transaction include the risks that: EOP will not enter into any definitive agreement with Vornado or the terms of any agreement will be materially different from those described above; Vornado will not obtain the requisite debt financing for the transaction; rents will not increase to expected levels; the anticipated benefits of the transaction will not be realized; the proposed transactions will not be consummated; and Vornado will not be able to sell the assets it plans to sell within its expected timeframe or sell those assets at the prices it currently projects.  Vornado is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements.

Additional Information About the Proposed Transaction and Where to Find It:

Further information about this transaction and Vornado are available on the Company’s website at vno.com.

This material relates to a business combination transaction with EOP proposed by Vornado, which may become the subject of a registration statement filed with the SEC.  This material is not a substitute for the joint proxy statement/prospectus that Vornado and EOP would file with the Securities and Exchange Commission (“SEC”) if any agreement is reached or any other documents which Vornado may send to shareholders in connection with the proposed transaction.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS IF, AND WHEN, THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  All such documents, if filed, would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Vornado, Investor Relations, 210 Route 4 East, Paramus, NJ  07652.

Participants in the Solicitation:

Vornado and its trustees, executive officers and other employees may be deemed to be participants in any solicitation of Vornado and EOP shareholders in connection with the proposed transaction.

Information about Vornado’s trustees and executive officers is available in Vornado’s proxy statement, dated May 1, 2006 for its 2006 annual meeting of stockholders.

Contact:

Investors:	Vornado Realty Trust
Joseph Macnow, 201-587-1000

Media:	Kekst and Company
Roanne Kulakoff, 212-521-4837
Wendi Kopsick, 212-521-4867